For Immediate Release:


                        Ted Turner and Carla A. Hills to
                 Step Down from Time Warner's Board of Directors


New York, February 24, 2006 -- Time Warner Inc. (NYSE: TWX) today announced that R.E. "Ted" Turner has decided not to stand for re-election to its Board of Directors and Carla A. Hills, a former US Trade Representative, will step down in accordance with the Board's retirement policy. Both will continue to serve as Directors of Time Warner until the company's 2006 Annual Meeting of Stockholders.

Time Warner's Chairman and Chief Executive Officer Dick Parsons said: "Ted Turner's legendary record as a media pioneer and executive at Turner Broadcasting and Time Warner speaks for itself. He is a visionary leader who has made an extraordinary contribution to this company and, indeed, to the world at large.

Mr. Parsons continued: "Carla Hills has served on Time Warner's board with true distinction. She has brought to this company her invaluable judgment and breadth of experience. On behalf of the Board of Directors, I want to thank Ted and Carla for their exceptional service to this company. We will miss them."

Mr. Turner said: "It is after much deliberation that I have decided not to stand for reelection at the annual meeting. I have enjoyed working with Dick Parsons as well as the other board members and the management team. I wish Dick and the company every success."

Ms. Hills said: "It's been a privilege and a pleasure to serve on Time Warner's board. I have great confidence in the future of this company. I wish Dick Parsons and my fellow directors the very best."

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Contacts:

Edward Adler
(212) 484-6630

Susan Duffy
(212) 484-6686

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